Exhibit (a)(5)(G)

IBM Announces Final Results of Tender Offers for ILOG
Tender Offers to be Reopened for a Subsequent Offering Period
from December 2, 2008 through December 15, 2008

ARMONK, NY -- December 1, 2008:  IBM (NYSE: IBM) today announced that the French Autorité des marchés financiers (AMF) published the final results of IBM’s tender offers in France and the United States for ILOG (NASDAQ: ILOG, PARIS: ILO).  These results indicate that, as of the expiration of the tender offers on November 24, 2008, 19,664,945 ordinary shares had been tendered into the tender offers (including ordinary shares represented by ADSs).  In addition, 32,000 warrants no 1 issued by ILOG in 2003, 16,000 warrants no 2 issued by ILOG in 2003, 46,000 warrants issued by ILOG in 2004, 48,000 warrants issued by ILOG in 2005, 64,000 warrants issued by ILOG in 2006, and 48,000 warrants issued by ILOG in 2007 were tendered in the tender offers.

These results indicate that 19,664,945 ordinary shares representing 95.37 percent of the voting rights and the share capital of ILOG, on an issued and outstanding basis as of November 24, 2008, have been tendered into the tender offers.  On a fully-diluted basis, securities representing 87.26 percent of the voting rights and the share capital of ILOG have been tendered.  Therefore, the minimum tender condition has been satisfied and IBM’s tender offers were successful.

Accordingly, IBM will accept all the ordinary shares and warrants tendered into the tender offers and expects that the settlement of the tender offers and the payment of the cash consideration in respect of the tendered ordinary shares will occur on December 5, 2008.

Having acquired more than 66.67 percent of ILOG’s share capital and voting rights on a fully diluted basis, IBM today announced that its tender offers will be reopened for a subsequent offering period of ten French trading days.

The terms and consideration offered in the subsequent offering period will be identical to that during the initial offering period.  The payment of the cash consideration for the ordinary shares and ADSs tendered during the subsequent offering period will occur following the expiration of such period.  Amounts in respect of ordinary shares tendered during the subsequent offering period will be payable in euros.  Amounts in respect of ADSs tendered during the subsequent offering period will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the receiving agent to pay for the ADSs upon expiration of the subsequent offering period.

The subsequent offering period for the tender offer in France will commence on December 2, 2008 and expire on December 15, 2008.  The subsequent offering period for the tender offer in the United States will commence on December 2, 2008 and expire at 12 noon, EST, on December 15, 2008.  IBM currently expects that the AMF will publish the results of the subsequent offering period on December 18, 2008.

For more information on IBM visit: http://www.ibm.com/soa

Forward-looking Statements

The French Offer and the U.S. Offer (the “Offers”) are not being made nor will any tender of securities be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of securities therein would not be made in compliance with laws of such jurisdiction.

This press release contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any securities of ILOG S.A. The terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase dated October 14, 2008 and the related documentation, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the U.S. Securities and Exchange Commission (the “Commission”) on Schedule TO and the solicitation/recommendation statement on Schedule 14D-9, as amended, that ILOG S.A. filed with the Commission. The terms and conditions of the French Offer are set forth in the Note d’Information, as amended, that IBM and its subsidiary, CITLOI S.A.S., filed with the French Autorité des marchés financiers (the “AMF”) and the Note d’Information en Réponse, as amended, that ILOG S.A. filed with the AMF. The AMF granted its visa on the Note d’Information and the Note d’Information en Réponse on September 12, 2008. CITLOI S.A.S. and ILOG S.A. have also made publicly available documents supplementing the Note d’Information and the Note d’ Information en Réponse, respectively, which provide additional legal, financial and accounting information on these entities.

ILOG securityholders and other investors in the U.S. Offer are urged to read carefully the U.S. Offer to Purchase and the related documentation on Schedule TO (as updated and amended) filed by IBM and CITLOI S.A.S. and the solicitation/recommendation statement on Schedule 14D-9 (as updated and amended) filed by ILOG S.A because these documents contain important information. ILOG securityholders and other investors in the French Offer are urged to read carefully the Note d’Information (as updated and amended) filed by IBM and CITLOI S.A.S. and the Note d’Information en Réponse (as updated and amended) filed by ILOG S.A. because these documents contain important information.

ILOG securityholders and other investors can obtain copies of these tender offer materials and any other documents filed with the Commission from the Commission’s website (www.sec.gov) and with the AMF from the AMF’s website (www.amf-france.org), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s website (www.ibm.com), and at ILOG S.A.’s website (www.ilog.com), respectively.

Questions and requests for assistance may be directed to Georgeson Inc., the information agent (the “Information Agent”) (199 Water Street, 26th Floor New York, NY 10038-3650; U.S. Toll Free Number for holders of ILOG securities in the United States: (800) 334-9405; U.S. Number for banks and brokers: (212) 440-9800; European Toll Free Number: 00800 10 20 10 80) or UBS Securities LLC, the dealer manager for the U.S. Offer (the “Dealer Manager”) (1999 Avenue of the Stars, Suite 3400, Los Angeles, California 90067; (877) 566-3332). You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. None of IBM or CITLOI S.A.S. will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of ILOG securities pursuant to the U.S. Offer.

ILOG securityholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.